EXHIBIT 5

February 11, 2022

OFG Bancorp
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Ladies and Gentlemen:

As counsel to OFG Bancorp, a Puerto Rico corporation (the “Company”), we have been requested to render this opinion for filing as an exhibit to the Company’s registration statement on Form S-8 (the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

The Registration Statement covers 923,774 additional shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, which may be issued by the Company pursuant to its 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”), filed as Exhibit 4.1 to the registration statement on Form S-8 previously filed with the Commission on October 7, 2013 and incorporated by reference in the Registration Statement being filed with the Commission on the date hereof.

We have examined the Company’s certificate of incorporation, as amended, the Company’s by-laws, the Plan and related minutes of actions taken by the Board of Directors and stockholders of the Company, and such other documents and records as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

OFG Bancorp

February 11, 2022
This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the Puerto Rico General Corporation Law, as amended, in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement. This consent is not to be construed as an admission that we are within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Pietrantoni Mendez & Alvarez LLC